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                                                                  EXHIBIT 10.110

                                 REVOLVING NOTE

$10,000,000                                  Chicago, Illinois; October 30, 1996


        FOR VALUE RECEIVED, the undersigned MICHAEL FOODS, INC. (the "Company") hereby promises to pay to the order of BOATMEN'S NATIONAL BANK (the "Bank") on the Termination Date (as such term is defined in the Revolving Loan Agreement hereinafter referred to), the principal sum of TEN MILLION DOLLARS ($10,000,000), or if less, the then aggregate unpaid principal amount of all Domestic Advances and Eurodollar Advances (as such terms are defined in the Revolving Loan Agreement) as may be borrowed by the Company under the Revolving Loan Agreement. The Company may borrow, repay and reborrow hereunder in accordance with the provisions of the Revolving Loan Agreement.

        The Company promises to pay interest on the unpaid principal amount of the Advances from time to time outstanding from the date hereof until payment in full at the rates per annum which shall be determined in accordance with the provisions of the Revolving Loan Agreement. Said interest shall be payable on each date provided for in the Revolving Loan Agreement; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

        The portions of the principal sum hereof from time to time representing Domestic Advances or Eurodollar Advances, and payments of principal thereof, shall be noted by the holder of this Note on the grid schedule attached hereto.

        All payments of principal and interest under this Note shall be made in immediately available funds at the office of Bank of America National Trust and Savings Association ("Bank of America") at 231 South LaSalle Street, Chicago, Illinois 60697, or at such other place as Bank of America shall notify the Company in writing.

        This Note is one of the Notes referred to in, and is subject to the terms and provisions of, the Revolving Loan Agreement dated as of March 30, 1990 (as the same may be amended, modified or supplemented from time to time, herein called the "Revolving Loan Agreement") among the Company, certain banks (including the Bank) and Bank of America National Trust and Savings Association, as Agent, to which Revolving Loan Agreement, reference is hereby made for a statement of said terms and provisions. The Company expressly waives any presentment, demand, protest or notice in connection with this Note.

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        This Note is made under and governed by the internal laws of the State of Illinois.

Address:  324 Park National              MICHAEL FOODS, INC.
            Bank Building
          5353 Wayzata Boulevard         By:  JOHN REEDY
          Minneapolis, MN 55416              ------------------------------
                                         Title:  VP-Finance
                                                ---------------------------




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Schedule attached to Note dated October 30, 1996 of MICHAEL FOODS, INC., payable to the order of BOATMEN'S NATIONAL BANK.

                        ADVANCES AND PRINCIPAL PAYMENTS



                        Type of
        Amount of       Advance %       Amount of        Unpaid
        Advance        Applicable       Principal       Principal      Notation
 Date    Made         Interest Rate       Repaid         Balance        Made By









The aggregate unpaid principal amount shown on this schedule shall be rebuttable presumptive evidence of the principal amount owning and unpaid on this Note. The failure to record the date and amount of any advance on this schedule shall not, however, limit or otherwise affect the obligations of the Company under the Revolving Loan Agreement or under this Note to repay the principal amount of the advances together with all interest accruing thereon.